Exhibit 99.1

NEWS RELEASE for April 16, 2007 at 4:05 PM EDT

Contact:	Allen & Caron Inc	Lee Kim
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS

IRVINE, CA (April 16, 2007) . . . Netlist, Inc. (Nasdaq: NLST), a leading supplier of high-performance memory subsystems, today announced preliminary results for the first quarter ended March 31, 2007.  The Company expects to report net sales of approximately $37 million to $38 million, versus the previous guidance of $40 million to $42 million, and fully diluted earnings per share of approximately $0.02 to $0.03 per share, including estimated stock-based compensation expense of $325,000, versus the previous guidance of $0.07 to $0.08 per share.  The Company expects gross margin for the quarter will be approximately 14.5 percent.

Chief Executive Officer Chuck Hong commented: “Our operating results for the first quarter were adversely impacted by the oversupply of DRAM during the quarter which in turn affected the pricing and gross margin on some of the lower-ASP, high-volume products in our portfolio.  We also experienced lower than expected volume of high-end products from two large customers due to reduced demand across those customers’ server platforms into which our products are incorporated.  Finally, our operating expenses increased as we invested in our sales, marketing and engineering teams consistent with our long-term strategy of expanding within current customers and into new markets.

“While we are disappointed in our estimated results for the first quarter, we remain committed to our long-term strategy of developing high-performance memory subsystems that offer a superior value proposition to our OEM customers and targeting new application markets,” added Hong.  “We are adequately capitalized and well positioned to push forward with numerous programs that will bring high-end memory subsystem products to market though our OEM customer platforms in the second half of 2007 and we expect to return to a pattern of growth and growing margins as those products come on line.”

Outlook for the Second Quarter of 2007

Based on continued softness in the DRAM market, ramp up costs related to our new manufacturing facility in China and continued incremental investment in sales, marketing and

R&D, Netlist estimates that second quarter 2007 net sales will be in the range of $34 million to $36 million, and gross margin will be in the range of 13 to 14 percent.  Fully diluted earnings per share for the second quarter are estimated to be in the range of breakeven to $0.02 per share, including estimated stock-based compensation expense of $350,000.

Conference Call Information

Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 PM Eastern Daylight Time to discuss this update.  The live webcast and archived replay of the call can be accessed in the Events page of the Investor Relations section of Netlist’s website at www.netlist.com.

The Company expects to report its full first quarter 2007 results in early May.

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high-performance computing and communications markets. The company’s memory subsystems are developed for applications in which high speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements. These applications include tower servers, rack-mounted servers, blade servers, high performance computing clusters, engineering workstations, and telecommunication switches. Netlist maintains its headquarters and manufacturing facilities in Irvine, California, and is developing additional manufacturing capacity in the People’s Republic of China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including future opportunities and growth for the company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; volatility in the pricing of DRAM ICs; introductions of new products by competitors; changes in end-user demand for technology solutions; our ability to attract and retain skilled personnel; our reliance on suppliers of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated February 28, 2007, and other filings with the U.S. Securities and Exchange Commission made by the company from time to time.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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